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                                                                     EXHIBIT 4.3

                     FROZEN FOOD EXPRESS INDUSTRIES, INC.

                 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


1.  PURPOSE.    The purposes of the Frozen Food Express Industries, Inc., 1995
Non-Employee Director Stock Option Plan (this "Plan") are to promote the growth and prosperity of Frozen Food Express Industries, Inc. (the "Company"), to attract and retain the best available people to serve as independent directors of the Company and to encourage stock ownership by such directors and thus increase their personal interest in the Company's success.

2.  ADMINISTRATION.

          (a) This Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board may from time to time prescribe, amend and rescind such rules, regulations, provisions and procedures, consistent with the terms of this Plan, as may be advisable in its opinion in the administration of this Plan, and subject to the terms of this Plan shall prescribe the provisions of the stock option agreements to be issued hereunder and make all other determinations and interpretations necessary or advisable for administering this Plan and the stock option agreements.

          (b) A majority of the Board shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Board, shall be the acts of the Board. All decisions, determinations and interpretations of the Board shall be final and binding on all persons interested in this Plan.

3.  SHARES AND OPTIONS UNDER THIS PLAN.

          (a) The stock to be subject to stock options ("Options") granted under this Plan shall be shares of the Company's common stock, par value $1.50 per share (the "Common Stock"), either authorized and unissued or treasury stock.

          (b) In the event of a merger, consolidation, reorganization, recapitalization, subdivision or any other similar change affecting the stock of the Company, an appropriate adjustment to reflect any such change shall be made in the total number and class of shares for which Options may be granted, the number and class of shares underlying Options to be granted in accordance with
Section 4(a), and the number and class of shares and the price per share of any Option theretofore granted to the extent

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unexercised. Such adjustment shall be as determined by the Board; provided, however, that any such computation shall be rounded to the nearest whole share and no such modification shall require the issuance of fractional shares.

          (c) The total amount of stock reserved for issuance or sale upon the exercise of Options shall be 125,000 shares (subject to adjustment in accordance with Section 3(b)).

          (d) In the event any outstanding Option for any reason expires, is cancelled or otherwise terminates, the shares allocable to the unexercised portion of such Option shall again be available for issuance under this Plan.

          (e) Nothing in this Plan or in any Option granted pursuant to this Plan shall confer on any individual any right to continue as a director of the Company or interfere in any way with the removal of such person as a director in accordance with the Company's Articles of Incorporation and Bylaws.

4.  ELIGIBILITY AND GRANTS.

          (a) Each director of the Company who is not at the time of the grant of an Option an officer or employee of the Company ("Non-Employee Director") shall automatically be granted Options under this Plan as follows:

  From and after March 4, 1995, on the day of a Non-Employee Director's initial appointment or election (whichever comes first) to the Board, such individual shall be granted, without any further action on the part of the Board or such individual, an Option to purchase 9,375 shares of Common Stock (subject to adjustment in accordance with Section 3(b)), provided, however, that Directors serving on the Board on March 3, 1995, shall not receive the initial grant of an Option to purchase 9,375 shares. Upon the reelection of any Non-Employee Director to the Board (including the Non-Employee Director's first election by shareholders if such director was initially appointed to the Board), such individual shall be granted, without any further action on the part of the Board or such individual, an Option to purchase 1,875 shares of Common Stock (subject to adjustment in accordance with Section 3(b)).

          (b) It is intended that Options to purchase shares of the Company's stock under this Plan shall constitute non-qualified options, not incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

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5.  OPTION PRICE.

  The price at which shares may be purchased under each Option shall be 50% of the Fair Market Value (defined below) of the Common Stock on the date the Option is granted. For purposes of this Plan, "Fair Market Value" shall mean:

  (a) If shares of Common Stock are listed or admitted to unlisted trading privileges on any national or regional securities exchange at the date of determining the Fair Market Value, the last reported sale price on such exchange on the last business day prior to the date in question; or

  (b) If shares of Common Stock are not listed or admitted to unlisted trading privileges as provided in Section 5(a) and sales prices therefor in the over-the-counter market shall be reported by The Nasdaq Stock Market's National Market ("Nasdaq") at the date of determining the Fair Market Value, the last reported sale price so reported on the last business day prior to the date in question; or

  (c) If shares of Common Stock are not listed or admitted to unlisted trading privileges as provided in Section 5(a) and sales prices therefor shall not be reported by Nasdaq as provided in Section 5(b), and bid and asked prices therefor in the over-the-counter market shall be reported by Nasdaq (or, if not so reported, by the National Quotation Bureau Incorporated) at the date of determining the Fair Market Value, the average of the closing bid and asked prices on the last business day prior to the date in question.

6.  EXERCISE OF OPTIONS.

  (a) Subject to Section 6(b) and Section 6(c), 1/7th of each Option granted under this Plan shall vest and become exercisable on each anniversary of the date of the grant of such Option; provided that, to the extent a Non-Employee Director has served as a director of the Company for one or more years prior to the time of the grant of such Option to such director, (i) such fraction of the Option equal to the product of 1/7th multiplied by the lesser of (y) the number of full years such director has served as a director of the Company on the date of such grant and (z) seven (7) shall vest and become exercisable immediately and (ii) if the fraction determined in accordance with clause (i) immediately above is less than 1, 1/7th of the number of shares of Common Stock subject to such Option on the date of grant shall vest and become exercisable on each anniversary of the date of the grant of such Option until the Option becomes fully vested. Notwithstanding any provision of this Plan to the contrary, in no event may any Option be exercised prior to the first annual meeting of shareholders of the Company after the effective date of this Plan.

  No Option shall be exercisable after the tenth anniversary of the date of its grant.

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  (b) During the lifetime of a Non-Employee Director, Options granted to such
Non-Employee Director may be exercised only by such Non-Employee Director. Options shall not be sold, pledged, assigned or transferred in any manner except by will or by the laws of descent and distribution, and any attempt to do so in violation of this prohibition, whether voluntary, involuntary, by operation of law or otherwise, shall immediately void the Option.

  If a Non-Employee Director dies while serving on the Board, the Options theretofore granted to such director shall become fully vested as of the date of his or her death and may be exercised by his or her estate or a person who has acquired the right to exercise the Option(s) by will or the laws of descent and distribution at any time or times prior to the second anniversary of the date of such director's death; provided that in no event may an Option be exercised after the tenth anniversary of the date of its grant. Thereafter the Options shall terminate and forever cease to be exercisable.

  (c) If a Non-Employee Director ceases to be a director of the Company for any reason other than death, such director may exercise such portion of his or her Option(s) as had vested prior to his or her ceasing to be a director of the Company at any time or times prior to the second anniversary of the date he or she ceased to be a director of the Company; provided that in no event may an Option be exercised after the tenth anniversary of the date of its grant. Thereafter the Options shall terminate and forever cease to be exercisable. In the event of the death of a Non-Employee Director within six months after his or her ceasing to be a director of the Company, any vested Options may be exercised by such director's estate or a person who has acquired the right to exercise the Option(s) by will or the laws of descent and distribution at any time or times prior to the second anniversary of the date of his or her death; provided that in no event may an Option be exercised after the tenth anniversary of the date of its grant. Thereafter the Options shall terminate and forever cease to be exercisable.

  (d) As a condition to the exercise of an Option and provided the Non-Employee Director has not held the Option for a period of six months from the date of grant, the Non-Employee Director shall agree not to dispose of the Common Stock obtained upon exercise of the Option until the expiration of six months from the date of grant of the Option unless such disposition is in a transaction which is exempt from the provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

  (e) An Option may not be exercised for fractional shares of stock of the Company.

  (f) The Option shall be exercised on the day when written notice of such exercise has been received by the Company at its principal place of business from the person entitled to exercise the Option, accompanied by full payment of

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the purchase price (i) in cash or by check to the order of the Company, (ii) in the form of shares of Common Stock already owned by the Non-Employee Director, duly endorsed to the order of the Company, having a Fair Market Value equal to the purchase price payable in connection with such exercise, or (iii) by a combination of (i) and (ii), and such other documents, if any, as the Company shall require. Upon receipt of all such documents and payments, the shares shall be deemed to have been issued or sold and the Non-Employee Director so exercising his or her Option shall be entitled to receive such shares and shall then be a shareholder with respect to such shares, and the shares shall be considered fully paid and nonassessable. No adjustment will be made for a dividend or other rights for which the record date is prior to the date of the exercise of the Option and payment for the shares is received by the Company, except as specifically provided in this Plan.

  (g) Upon the issuance of Common Stock as a result of the exercise of an Option, the Non-Employee Director so exercising the Option shall provide the Company with the funds to enable it to pay any tax required by any government to be withheld or paid.

7.  AMENDMENT AND DISCONTINUANCE.

  The Board may at any time amend this Plan, provided that, except as permitted by Section 3(b), no amendment without the approval of shareholders shall: (a) increase the total number of shares for which Options may be granted, (b) change the manner of determining the price at which shares may be purchased, (c) change the class of persons eligible to receive Options under this Plan, (d) change the period during which Options may be exercised or (e) change the provisions relating to the administration of this Plan by the Board. The Board may terminate this Plan at any time but such termination shall not affect Options previously granted and such Options shall remain in full force and effect as if this Plan had not been terminated. Notwithstanding any other provision hereof, in no event shall the provisions of this Plan be amended more frequently than once every six months other than to comport with changes in the Internal Revenue Code of 1986, as amended from time to time, and the Employee Retirement Income Security Act, as amended from time to time, or the rules thereunder.

8.  RESERVATION OF SHARES.

  During the term of this Plan and any Option exercisable hereunder, the Company shall at all times reserve and keep available, and will obtain from any regulatory body having jurisdiction any requisite authority in order to issue or sell such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of this Plan. Inability of the Company to obtain any authority deemed by the Company's counsel to be necessary to the lawful issuance or sale

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of any shares of its stock hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such stock as to which such authority shall not have been obtained.

9.  SECURITIES ACT OF 1933.

  Unless (a) the shares to be issued upon exercise of an Option granted under this Plan have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended; or (b) in the opinion of counsel for the Company, no such registration is necessary, the Company shall be under no obligation to issue any shares covered by any Option.

10.  SECTION 16.

  With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("Exchange Act"), transactions under this Plan are intended to comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of this Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

11.  EFFECTIVE DATE; TERM OF PLAN.

  This Plan shall become effective as of March 4, 1995; provided, however, if this Plan is not approved by the holders of a majority of the stock of the Company present or represented by proxy and entitled to vote at the first annual meeting of shareholders of the Company following March 4, 1995, any Options granted under this Plan shall be null, void and of no force and effect as of their grant date, and this Plan shall terminate. This Plan shall terminate on March 3, 2005, unless sooner terminated as provided in this Plan. At the end of such term, this Plan shall expire except for Options then outstanding.

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